Exhibit 99.1

ADMA Biologics Announces Fourth Quarter and Full Year 2021 Financial Results and Provides Business Update, Including $175M Debt Refinance with Hayfin Capital Management

Full Year 2021 Total Revenues of Approximately $81 Million, a 92% Increase Over Full Year 2020

Gross Profitability for Full Year 2021 Driven by Greater Market Penetration of Higher-Margin Product Mix

Completed $175 Million Debt Refinancing with Hayfin Capital Management, Extending Interest-Only Period to March 2027 & Substantially Improving Company’s Cash Position

Hayfin’s Partnership Supports ADMA’s Going-Forward Operations and Business Plan and Continued Exploration of Strategic Alternatives

Full Year 2022 Total Revenues are Expected to Exceed $125 Million, Representing More Than a 50% Year-Over-Year Growth Rate

RAMSEY, N.J. and BOCA RATON, Fla., March 24, 2022 -- ADMA Biologics, Inc. (Nasdaq: ADMA) (“ADMA” or the “Company”), an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty plasma-derived biologics, today announced its fourth quarter and full year 2021 financial results. Additionally, ADMA today announced the closing of a debt refinancing with Hayfin Capital Management (“Hayfin”) of $150 million, and up to an additional $25 million tied to the achievement of certain revenue targets during 2022.  The first tranche of the newly issued loan from Hayfin was fully drawn and used to completely repay the obligations under the Perceptive Advisors (“Perceptive”) senior secured notes, including all associated prepayment fees.

“The 2021 financial results of 92% revenue growth and positive gross margin signify that our investments are yielding returns for the Company. As evidenced by the improving gross profits and narrowing net losses, we are particularly encouraged by the recent uptick in ASCENIV™ utilization by prescribers.  We believe ASCENIV™’s product composition and unique antibody profile are beginning to resonate as our marketing, sales and medical education initiatives are being well-received.   We are encouraged by the early 2022 growth trends, and accordingly, anticipate revenues to exceed $125 million for the full year 2022.  From a margin perspective, we anticipate the improved uptake of ASCENIV™ in our overall product mix will be further bolstered by tailwinds resulting from the 4,400-liter expanded production scale and in-house fill finishing capabilities.  All told, our foundation is well established for the Company to advance towards profitability no later than the first quarter of 2024 and be highly cash generative thereafter,” said Adam Grossman, President and Chief Executive Officer of ADMA.

Mr. Grossman continued, “We believe the Company’s improved funding position resulting from today’s announced debt refinancing with Hayfin will enable ADMA to execute on its operating strategy, while continuing to explore strategic business opportunities with Morgan Stanley. Financially, the new debt meaningfully reduces ADMA’s cost of capital, extends the interest-only period to March 2027 and provides significant non-dilutive capital to fund the Company’s continued growth. This new loan from Hayfin completely repays all outstanding indebtedness to Perceptive and we thank Perceptive for their multi-year partnership and support.”

“Despite persisting pandemic-related and supply-chain headwinds, 2021 was another foundational year for ADMA operationally, financially, and strategically. We are extremely grateful to our dedicated staff and leadership team for all their efforts in ensuring the continuity of treatment with ADMA’s product portfolio for patients across the U.S.,” concluded Mr. Grossman.

“We are pleased to support ADMA through this $175 million debt refinancing. The extensive relationships and expertise of our specialist healthcare team allow us to originate, structure and finance loans that enable best-in-class companies like ADMA to meet their growth objectives and potential,” said Howard Rowe, Managing Director at Hayfin.

The new loan agreement provides for, among other things, a three-year extension from the previous Perceptive note of the interest-only period through the duration of the credit facility now maturing in March 2027.  Borrowings under the Hayfin credit agreement bear interest at a rate per annum equal to 8.25% plus an accumulating 2.50% paid-in-kind (“PIK”) component. The first tranche of $150 million from Hayfin was fully drawn and used to discharge the remaining obligations under the previously held Perceptive senior secured notes, including all associated prepayment fees. The net proceeds remaining under the first tranche in addition to the $25 million second tranche levered to revenue milestones, if drawn, will be used to support continuing operations and to fund the Company’s ongoing growth.  The debt financing terms disclosed in this press release are not all inclusive and, as such, the statements in this press release are qualified in their entirety by reference to the description of the debt financing transaction and corresponding exhibits, including the Credit Agreement, which are included in a Current Report on Form 8-K filed concurrently with this press release by ADMA with the Securities and Exchange Commission (“SEC”).

2021 Achievements:

•
Executed Financially.  Achieved full year 2021 total revenues of $80.9 million, as compared to $42.2 million during the year ended December 31, 2020, an increase of $38.7 million, or approximately 92%.  Due to a favorable product mix as well as the beginnings of supply chain related operating efficiencies, ADMA realized first-time corporate gross profitability during the full year 2021.  Enabled by encouraging early 2022 growth trends, ADMA anticipates exceeding $125 million in 2022 revenues, translating to a more than 50% growth rate compared to 2021 results.

•
Driving Greater Adoption of Higher Margin Products. ADMA is particularly encouraged with the recent physician adoption and utilization of its unique immune globulin product ASCENIV™. The Company’s marketing, sales and medical education initiatives are illuminating the product’s patented plasma pooling antibody composition and manufacturing methods, which the Company believes will continue to resonate with physicians, providers and patients.

•
On-Track BioCenters Expansion. ADMA now has ten plasma collection centers under its corporate umbrella at various stages, five of which are now FDA-approved to collect normal source and Respiratory Syncytial Virus (“RSV”) hyperimmune plasma. The Company remains on track to have ten of its BioCenters locations FDA-approved by year-end 2023 and in the same period forecasts raw material plasma supply self-sufficiency. ADMA’s growing internal plasma collections are currently being supplemented by third-party supply contracts as well as the yield enhancements resulting from the implementation of the Haemonetics’ NexSys Persona® system. We anticipate our encouraging plasma supply position will enable ADMA to execute on its increasing production plan without any significant impact from the global plasma supply constraints being reported by other fractionators.

•
Refinanced Senior Secured Term Loan. Refinanced senior secured term loan with Hayfin, which among other things, lowered the effective cost of capital, extended the interest-only period by three years to March 2027 and, importantly, enabled the Company to raise significant non-dilutive capital net of servicing all remaining obligations associated with the previously held senior secured notes with Perceptive.

•
Ongoing Strategic Review. As previously disclosed, ADMA has engaged Morgan Stanley as an advisor to evaluate a variety of strategic and financing alternatives. The evaluation of these alternative business opportunities is ongoing. ADMA will communicate material developments as required by the SEC.

Fourth Quarter 2021 Financial Results
Total revenues for the quarter ended December 31, 2021 were $26.4 million, compared to $14.0 million for the quarter ended December 31, 2020, representing an increase of approximately $12.4 million, or 89%. The revenue growth for the fourth quarter of 2021, compared to the fourth quarter of 2020, was favorably impacted by the continued commercial ramp up of our Intravenous Immunoglobulin (“IVIG”) product portfolio.

Consolidated net loss for the quarter ended December 31, 2021, was $16.6 million, or $(0.09) per basic and diluted share, compared to a consolidated net loss of $19.4 million, or $(0.20) per basic and diluted share, for the quarter ended December 31, 2020. The $2.8 million improved net loss compared to the prior year period was primarily attributable to a gross profit contribution of $3.5 million for the fourth quarter of 2021 compared to a gross loss of $5.2 million during the fourth quarter of 2020, partially offset by an increase in selling, general and administrative (“SG&A”) expenses of $2.4 million related to employee compensation, new hires along with other costs to support the commercialization efforts for BIVIGAM® and ASCENIV™ and a $2.5 million increase in plasma center operating expenses related to the Company’s plasma center buildout and expansion activities.

Full Year 2021 Financial Results

Total revenues of $80.9 million were recorded during the year ended December 31, 2021, as compared to $42.2 million during the year ended December 31, 2020, an increase of $38.7 million, or approximately 92%. The increase is mainly due to increased sales of our immunoglobulin products and intermediate fractions generated by our Boca Raton manufacturing segment operations in 2021, totaling $38.1 million, as we concluded our second full year of commercial sales of BIVIGAM® and ASCENIV™. We attribute this increase in revenue, which reflects sales volume increases across our entire portfolio of IVIG products, to an expansion of our customer base in 2021 and to increased physician, payer and patient acceptance of both BIVIGAM® and ASCENIV™. We also experienced a $0.5 million increase in plasma revenues generated by our plasma collection centers business segment.

Net loss was $71.6 million for the year ended December 31, 2021, as compared to $75.7 million for the year ended December 31, 2020. The improved net loss was mainly due to the improved gross profit for the year ended December 31, 2021 of $20.2 million compared with the year ended December 31, 2020, further aided by $2.3 million of lower research and development expenses. These amounts were largely offset by increases in plasma center operating expenses of $8.1 million, increases in SG&A of $7.8 million and higher interest expense compared to the full year 2020.

As of December 31, 2021, ADMA had working capital of $178.4 million, primarily consisting of $124.7 million of inventory, cash and cash equivalents of $51.1 million and net accounts receivable of $28.6 million, partially offset by $29.6 million of accounts payable and accrued expenses and other current liabilities, as compared to working capital of $133.8 million, mainly comprised of $81.5 million of inventory, cash and cash equivalents of $55.9 million and net accounts receivable of $13.2 million, partially offset by accounts payable and accrued expenses and other current liabilities of $19.4 million, as of December 31, 2020.

Conference Call Information
To access the conference call, please dial (855) 884-8773 (local) or (615) 622-8043 (international) at least 10 minutes prior to the start time and refer to conference ID 7180004. A live audio webcast of the call will be available under “Events & Webcasts” in the investor section of the Company’s website, https://ir.admabiologics.com/events-webcasts. An archived webcast will be available on the Company’s website approximately two hours after the event.

About BIVIGAM®

BIVIGAM (immune globulin intravenous, human – 10% liquid) is a plasma-derived, polyclonal, intravenous immune globulin (IVIG). BIVIGAM was approved by the FDA in May 2019 and is indicated for the treatment of primary humoral immunodeficiency (PI), including, but not limited to the following group of genetic disorders: X-linked and congenital agammaglobulinemia, common variable immunodeficiency, Wiskott-Aldrich syndrome and severe combined immunodeficiency. BIVIGAM contains a broad range of antibodies similar to those found in normal human plasma. These antibodies are directed against bacteria and viruses and help to protect PI patients against serious infections. BIVIGAM is a purified, sterile, ready-to-use preparation of concentrated human Immunoglobulin antibodies.   Certain data and other information about BIVIGAM® or ADMA Biologics and its products can be found on the Company’s website at www.admabiologics.com.

About ASCENIV™

ASCENIV (immune globulin intravenous, human – slra 10% liquid) is a plasma-derived, polyclonal, intravenous immune globulin (IVIG). ASCENIV was approved by the FDA on April 1, 2019 and is indicated for the treatment of primary humoral immunodeficiency (PI), also known as primary immune deficiency disease (PIDD), in adults and adolescents (12 to 17 years of age). ASCENIV is manufactured using ADMA’s unique, patented plasma donor screening methodology and tailored plasma pooling design, which blends normal source plasma and respiratory syncytial virus (RSV) plasma obtained from donors tested using the Company’s proprietary microneutralization assay. ASCENIV contains naturally occurring polyclonal antibodies, which are proteins that are used by the body’s immune system to neutralize microbes, such as bacteria and viruses and prevent against infection and disease. ASCENIV is protected by U.S. Patents: 9,107,906, 9,714,283 and 9,815,886.   Certain data and other information about ASCENIV™ or ADMA Biologics and its products can be found on the Company’s website at www.admabiologics.com.

About ADMA BioCenters

ADMA BioCenters is an FDA-licensed facility specializing in the collection of human plasma used to make special medications for the treatment and prevention of diseases. Managed by a team of experts who have decades of experience in the specialized field of plasma collection, ADMA BioCenters provides a safe, professional and pleasant donation environment. ADMA BioCenters strictly follows FDA regulations and guidance and enforces cGMP (current good manufacturing practices) in all of its facilities. For more information about ADMA BioCenters, please visit www.admabiocenters.com.

About ADMA Biologics, Inc.

ADMA Biologics is an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty plasma-derived biologics for the treatment of immunodeficient patients at risk for infection and others at risk for certain infectious diseases. ADMA currently manufactures and markets three United States Food and Drug Administration (FDA)-approved plasma-derived biologics for the treatment of immune deficiencies and the prevention of certain infectious diseases: BIVIGAM® (immune globulin intravenous, human) for the treatment of primary humoral immunodeficiency (PI); ASCENIV™ (immune globulin intravenous, human – slra 10% liquid) for the treatment of PI; and NABI-HB® (hepatitis B immune globulin, human) to provide enhanced immunity against the hepatitis B virus. ADMA manufactures its immune globulin products at its FDA-licensed plasma fractionation and purification facility located in Boca Raton, Florida. Through its ADMA BioCenters subsidiary, ADMA also operates as an FDA-approved source plasma collector in the U.S., which provides a portion of its blood plasma for the manufacture of its products. ADMA’s mission is to manufacture, market and develop specialty plasma-derived, human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases and management of immune compromised patient populations who suffer from an underlying immune deficiency, or who may be immune compromised for other medical reasons. ADMA has received U.S. Patents: 9,107,906, 9,714,283, 9,815,886, 9,969,793 and 10,259,865 and European Patent No. 3375789 related to certain aspects of its products and product candidates. For more information, please visit www.admabiologics.com.

About Hayfin Capital Management LLP

Founded in 2009, Hayfin Capital Management (“Hayfin”) is a leading alternative asset management firm with over €23 billion of assets under management. Hayfin focuses on delivering best-in-class risk-adjusted returns for its investors across its private credit, liquid credit and private equity solutions businesses.

Hayfin has a diverse international team of over 165 experienced industry professionals with offices globally, including headquarters in London and offices in Frankfurt, Madrid, Milan, New York, Paris, Luxembourg, San Diego, Singapore and Tel Aviv.

Further information can be found at hayfin.com

Forward-Looking Statements

This press release contains “forward-looking statements” pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, about ADMA Biologics, Inc. and its subsidiaries (collectively, “we”, “our”, “ADMA” or the “Company”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “plans,” “predicts,” “projects,” “should,” “targets,” “will,” “would,” or, in each case, their negative, or words or expressions of similar meaning. These forward-looking statements also include, but are not limited to, statements about ADMA’s future results of operations (including, but not limited to total 2022 revenues), including anticipated timing for reaching profitability; the success of ASCENIV™, particularly with physicians, providers and patients; the ability to obtain FDA approval of its plasma collection centers and the associated timing in connection therewith; the ability to achieve source plasma self-sufficiency and the associated timing in connection therewith, as well as related underlying contributing factors and benefits thereof; plasma collection as an industry; and the Company’s ongoing discussions with Morgan Stanley regarding the evaluation of strategic alternatives. Actual events or results may differ materially from those described in this press release due to a number of important factors. Current and prospective security holders are cautioned that there also can be no assurance that the forward-looking statements included in this press release will prove to be accurate. Except to the extent required by applicable laws or rules, ADMA does not undertake any obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements. Forward-looking statements are subject to many risks, uncertainties and other factors that could cause our actual results, and the timing of certain events, to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, the risks and uncertainties described in our filings with the SEC, including our most recent reports on Form 10-K, 10-Q and 8-K, and any amendments thereto.

COMPANY CONTACT:
Skyler Bloom
Senior Director, Corporate Strategy and Business Development | 201-478-5552 | sbloom@admabio.com

INVESTOR RELATIONS CONTACT:
Michelle Pappanastos
Senior Managing Director, Argot Partners | 212-600-1902 | michelle@argotpartners.com

ADMA BIOLOGICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020

REVENUES:
Product revenue	$26,347,158	$13,920,378	$80,799,791	$42,076,949
License revenue	35,709	35,709	142,834	142,834
Total revenues	26,382,867	13,956,087	80,942,625	42,219,783
Cost of product revenue	22,871,382	19,111,107	79,769,341	61,291,426
Gross profit (loss)	3,511,485	(5,155,020)	1,173,284	(19,071,643)

OPERATING EXPENSES:
Research and development	728,988	1,013,464	3,646,060	5,907,013
Plasma center operating expenses	4,096,833	1,572,607	12,288,723	4,170,051
Amortization of intangible assets	178,839	178,839	715,353	715,353
Selling, general and administrative	11,698,009	9,300,359	42,896,889	35,050,817
Total operating expenses	16,702,669	12,065,269	59,547,025	45,843,234

LOSS FROM OPERATIONS	(13,191,184)	(17,220,289)	(58,373,741)	(64,914,877)

OTHER INCOME (EXPENSE):
Interest income	2,291	19,483	34,532	288,126
Interest expense	(3,315,724)	(3,109,469)	(13,056,834)	(11,985,066)
Gain on extinguishment of debt	-	991,797	-	991,797
Other expense	(144,803)	(89,296)	(251,575)	(128,528)
Other expense, net	(3,458,236)	(2,187,485)	(13,273,877)	(10,833,671)

NET LOSS	$(16,649,420)	$(19,407,774)	$(71,647,618)	$(75,748,548)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.09)	$(0.20)	$(0.51)	$(0.88)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and Diluted	180,813,817	96,620,486	139,578,538	86,145,052

ADMA BIOLOGICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$51,089,118	$55,921,152
Accounts receivable, net	28,576,857	13,237,290
Inventories	124,724,091	81,535,599
Prepaid expenses and other current assets	4,339,245	3,046,466
Total current assets	208,729,311	153,740,507
Property and equipment, net	50,935,074	41,593,090
Intangible assets, net	1,728,768	2,444,121
Goodwill	3,529,509	3,529,509
Right to use assets	7,262,658	4,259,191
Deposits and other assets	4,067,404	2,106,976
TOTAL ASSETS	$276,252,724	$207,673,394

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$12,429,409	$11,073,708
Accrued expenses and other current liabilities	17,214,988	8,365,143
Current portion of deferred revenue	142,834	142,834
Current portion of lease obligations	591,084	365,682
Total current liabilities	30,378,315	19,947,367
Senior notes payable, net of discount	94,866,239	92,968,866
Deferred revenue, net of current portion	1,975,865	2,118,698
Lease obligations, net of current portion	7,462,388	4,334,151
Other non-current liabilities	397,351	54,886
TOTAL LIABILITIES	135,080,158	119,423,968

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred Stock, $0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding
Common Stock - voting, $0.0001 par value, 300,000,000 and 150,000,000 shares authorized, 195,813,817 and 104,902,888 shares issued and outstanding	19,581	10,490
Additional paid-in capital	553,265,706	428,704,039
Accumulated deficit	(412,112,721)	(340,465,103)
TOTAL STOCKHOLDERS' EQUITY	141,172,566	88,249,426
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$276,252,724	$207,673,394